EXHIBIT 99.1

                        OPENWAVE SYSTEMS INC. ANNOUNCES
                          PRICING OF PRIVATE OFFERING
                       OF CONVERTIBLE SUBORDINATED NOTES


REDWOOD CITY, CALIF. - SEPTEMBER 4, 2003 - Openwave Systems Inc. (Nasdaq:
OPWV) today announced the pricing of a private offering of $135,000,000 of its 2.75% convertible subordinated notes due 2008. The offering has been made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. Openwave has granted the initial purchaser a 30-day option to purchase up to an additional $15,000,000 of notes. The offering is expected to close September 9, 2003, subject to customary closing conditions.

Each note will be convertible at any time at the holder's option at a conversion price of $6.13 per share, which is equal to a conversion rate of
163.1321 shares per $1,000 principal amount of notes, subject to adjustment in certain circumstances. Openwave expects to use approximately $11 million of the net proceeds to purchase a portfolio of U.S. government securities that will be pledged to secure the payment of the first six scheduled interest payments on the notes. Openwave intends to use the remaining net proceeds from the offering for additional working capital and other general corporate purposes, including potential acquisitions or strategic investments. Openwave has no specific agreements or commitments, and is not currently engaged in any negotiations, for any material acquisitions or strategic investments.

Each holder of the notes will have the right to require Openwave to repurchase its notes upon the occurrence of specified change in control events. In addition, Openwave will have the right to redeem the notes for cash after a specified date in 2006 if the price of Openwave's common stock exceeds a specified threshold.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any other securities laws. Unless they are registered, the notes and the shares of common stock issuable upon conversion of the notes may be offered and sold only in transactions that are exempt from registration under the Securities Act and any other applicable securities laws.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave, including those relating to whether or not Openwave will consummate the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of Openwave's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a detailed discussion of these risks and uncertainties, please refer to the risk factors and other cautionary statements discussed in the Openwave's filings with the U.S. Securities and Exchange Commission.

                                     # # #

Openwave and the Openwave logo are trademarks and or registered trademarks of
    Openwave Systems Inc. All other trademarks are the properties of their respective owners.


For More Information Please Contact:

OPENWAVE SYSTEMS INC.

INVESTORS
Josh Pace
+1 650 480 4999

PRESS
Candace Locklear
+1 650 480 4316